UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☐	Definitive Information Statement

Datone, Inc.
(Name of the Registrant as Specified in its Charter)

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1.	Title of each class of securities to which transaction applies:

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Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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INFORMATION STATEMENT

March _ , 2010

DATONE, INC.

GENERAL

This Information Statement is first being mailed on or about _______, to the holders of record of the outstanding common stock, $0.0001 par value per share (the “Common Stock”) and Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) of Datone, Inc., a Delaware corporation (the “Company”), as of the close of business on March 1, 2010 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement relates to a written consent in lieu of a meeting, dated March 1, 2010, (the “Written Consent”) of stockholders of the Company owning at least a majority of the outstanding shares of Common Stock and Series A Preferred Stock of the Company, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date (the “Majority Stockholders”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to Datone, Inc.

The Written Consent authorized an amendment to our Certificate of Incorporation (the “Amendment”), which amends our current Certificate of Incorporation to:

●	to change our name to Qingdao Footwear, Inc.; and

●	to authorize the board of directors to effect a one for twenty-seven (1:27) reverse stock split of the outstanding shares of common stock.

A copy of the Amendment is attached to this Information Statement as Appendix A.

These corporate actions will become effective on the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of Delaware which filing will occur at least 20 days after the date of the mailing of this Information Statement to our stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Tao Wang
Tao Wang
Chief Executive Officer

Date: _________, 2010

Introduction

On February 12, 2010, the Company entered into a Share Purchase and Exchange Agreement (the “Exchange Agreement”) with Glory Reach International Limited, a Hong Kong limited company (“Glory Reach”), its shareholders (“Glory Reach Shareholders”), Greenwich Holdings LLC, and Glory Reach’s wholly owned subsidiary Hongguan Shoes Co., Ltd., a People’s Republic of China (“PRC”) limited company (“Qingdao Shoes”).  Pursuant to the Exchange Agreement, the Company acquired all of the outstanding shares (the “Interests”) of Glory Reach from the Glory Reach Shareholders; and the Glory Reach Shareholders transferred and contributed all of their Interests to us. In exchange, we issued to the Glory Reach Shareholders, their designees or assigns, 10,000 shares of our Series A Preferred stock, which constituted 97% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement (the “Share Exchange Transaction”).  Therefore, Glory Reach became a wholly-owned subsidiary of the Company. The Share Exchange resulted in a change in control of the Company.

On March 1, 2010, Swift Dynamic Limited (“Swift Dynamic”), being the record holder of 6,495 shares of our Series A Convertible Preferred Stock, constituting 63.0% of the voting power of our issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class.

For additional information concerning the transactions relating to the reverse merger, the related transactions and the current operating business of the Company, see the information contained in our Current Report on Form 8-K filed with the SEC on February 12, 2010 (“Current Report”).

Set forth below is our corporate structure:

Change in Control

On February 12, 2010 Craig H. Burton, our former President and current Director, Joseph J. Passalaqua, our former Secretary and current Director, and Joseph Meuse, our Director, submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their position as our directors that will become effective on the tenth day following the mailing by us of a Schedule 14f-1 Information Statement.  In addition, our board of directors on February 12 appointed Tao Wang (Chairman), Renwei Ma and Lanhai Sun to fill the vacancies created by such increase, which appointments will become effective upon the effectiveness of the resignation of Craig H. Burton, Joseph J. Passalaqua, and Joseph Meuse on the tenth day following the mailing by us of a Schedule 14f-1 Information Statement.

On March 5, 2010, we filed an Information Statement on Schedule 14F with the SEC relating to a potential change in control of our board of directors containing the information required under Rule 14f-1 of the Exchange Act.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Delaware General Corporation Law and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Amendment requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class. Each Stockholder is entitled to one vote per share of Common Stock and 26,190 votes per share of Series A Preferred Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 8,100,000 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share and 10,000 shares of Series A Preferred Stock with the holders thereof being entitled to cast 26,190 votes per share.

On March 1, 2010, our Board of Directors unanimously adopted resolutions approving the Amendment and recommended that our stockholders approve the Amendment as set forth in Appendix A. In connection with the adoption of these resolutions, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

Our Board of Directors has determined that the change of our name to “Qingdao Footwear, Inc.” is in the best interest of our stockholders and will more accurately reflect, and allow us to engage in, our business operations as described in our Current Report on Form 8-K filed on February 12, 2010.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split and increase the total number of issued and outstanding shares of our Common Stock subsequent to the split by triggering the automatic conversion of our Series A Preferred Stock into 9,700,000 shares of Common Stock. The Reverse Split has been implemented to facilitate the automatic conversion of our Series A Preferred Stock and provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

CONSENTING STOCKHOLDERS

On March 1, 2010, Swift Dynamic, being the record holder of 6,495 shares of our Series A Preferred Stock, constituting 63.0% of the voting power of the issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class consented in writing to the Amendment.

Accordingly, we have obtained all necessary corporate approvals in connection with the Amendment. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the actions taken by the majority stockholder were by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act and the provisions of the Delaware General Corporation Law, file the Amendment with the Delaware Secretary of State’s Office. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

As February 12, 2010, we had a total of 8,100,000 shares of common stock outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Series A Convertible Preferred Stock

In accordance with our Certificate of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 10,000 shares of our Series A Preferred Stock.  The Certificate of Designation was filed on February 11, 2010.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 970 shares of common stock immediately subsequent to the effectiveness of a planned 1-for-27 reverse split of our outstanding common stock, which will become effective on the Effective Date (the “Reverse Stock Split”).  Upon the reverse split the 10,000 outstanding shares of Series A Preferred Stock will automatically convert into 9,700,000 shares of common stock, which will constitute 97% of the outstanding common stock of Datone subsequent to the Reverse Stock Split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-27 reverse split (to retroactively take into account the Reverse Stock Split).

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock.   Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

Following the effectiveness of the Reverse Stock Split and conversion of Series A Preferred Stock into common stock, there will be approximately 10,000,000 shares of our common stock issued and outstanding.

At the close of business on the Record Date, we had 8,100,000 shares of Common Stock and 10,000,000 shares of Series A Preferred Stock issued and outstanding.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

On March 1, 2010, our Board of Directors approved, subject to receiving the approval of the holders of a majority of our outstanding capital stock, an amendment to our Certificate of Incorporation, which amends our current Certificate of Incorporation to, among other things, (i) change our name to “Qingdao Footwear, Inc.” to more accurately reflect our business operations, and (ii) effect a 1-for-27 reverse stock split of our issued and outstanding Common Stock.  The majority shareholder Swift Dynamic approved the Amendment pursuant to a Written Consent dated as of March 1, 2010. The proposed Amendment is attached hereto as Appendix A.

The Amendment has been adopted to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and to facilitate the conversion of our Series A Preferred Stock previously issued in the Exchange Transaction, which is generally described in the following paragraphs.

On February 12, we completed a reverse acquisition transaction through a share exchange with Glory Reach and its shareholders, or the Shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Glory Reach in exchange for 10,000 shares of our Series A Convertible Preferred Stock which constituted 97% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Glory Reach became our wholly-owned subsidiary and the former shareholders of Glory Reach became our controlling stockholders.  The share exchange transaction with Glory Reach was treated as a reverse acquisition, with Glory Reach as the acquirer and Datone, Inc. as the acquired party.

Immediately following closing of the reverse acquisition of Glory Reach, one Shareholder transferred 337 of the 874 shares of Series A Convertible Preferred Stock issued to him under the share exchange to certain persons who provided services to Glory Reach’s subsidiaries, pursuant to share allocation agreements that the Shareholder entered into with such service providers.

Upon the closing of the reverse acquisition, Craig H. Burton, our President and Director, Joseph J. Passalaqua, our Secretary and Director, and Joseph Meuse, our Director, submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their  position as our directors that will become effective on the tenth day following the mailing by us of an information statement  to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our board of directors on February 12 appointed Tao Wang (Chairman), Renwei Ma and Lanhai Sun to fill the vacancies created by such resignations, which appointments will become effective upon the effectiveness of the resignation of Craig H. Burton, Joseph J. Passalaqua, and Joseph Meuse on the tenth day following the mailing by us of an information statement  to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our executive officers were replaced by Qingdao Shoes’ executive officers upon the closing of the reverse acquisition.

As a result of our acquisition of Glory Reach, we now own all of the issued and outstanding capital stock of Glory Reach, which in turn owns all of the outstanding capital stock of Qingdao Shoes.

Immediately following the acquisition of Glory Reach, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”), we transferred all of our pre-acquisition assets and liabilities to our wholly-owned subsidiary, DT Communications, Inc.

Additional information regarding the Share Exchange Transaction is contained in our Current Report.

1. Name Change

Our current Certificate of Incorporation states that the name of the Company is “Datone, Inc.”

Our Board of Directors unanimously approved, subject to stockholder approval, the Amendment to change our name from “Datone, Inc.” to “Qingdao Footwear, Inc.”

Stockholder approval for the Amendment changing our name was obtained by Written Consent of stockholders holding at least a majority of the voting power of our issued and outstanding Common Stock and Series A Preferred Stock, voting together as a single class, as of the Record Date. The Amendment effecting the name change will become effective following filing with the Secretary of State of the State of Delaware, which will occur promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date.

Purposes for Name Change

Following the change of control of our Company and reverse acquisition of New Resources effected by the Share Exchange Transaction, our Board of Directors has determined that the change of our name to “Qingdao Footwear, Inc.” is in the best interest of our stockholders and will more accurately reflect, and allow us to engage in, our new business operations as described in our Current Report.

2. Adoption of 1-for-27 Reverse Stock Split

Our Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-27 Reverse Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Amendment. The majority shareholder Swift Dynamic also approved this action in the Written Consent.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split. The Reverse Split increases the total number of issued and outstanding shares of our Common Stock subsequent to the split by triggering the automatic conversion of our Series A Preferred Stock into 9,700,000 shares of Common Stock. The Reverse Split will become effective on the Effective Date which occurs when the Amendment are filed with the Secretary of State of the State of Delaware following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act. We currently have no plans, agreements, proposals, arrangements, or understandings for the issuance of additional shares of Common Stock for any purpose, including future acquisitions or financing transactions. We may consider issuing additional shares in the future, but at this time we have no definite plans in this regard.

On the Effective Date, 27 shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Split and assumes the conversion of all shares of Series A Preferred Stock into shares of Common Stock at the applicable conversion ratios:

•	the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock into which the Series A Preferred Stock can be converted;

•	the number of shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock, or otherwise; and

•	the number of authorized but unissued and unreserved shares of Common Stock.

	Capital Structure prior to conversion of issued and outstanding Series A Preferred Stock on Pre-Reverse Split Basis	Capital Structure after the Reverse Split and automatic conversion of Series A Preferred Stock

	(As of Record Date)	(On Effective Date)

Issued and outstanding Common Stock	8,100,000	10,000,000

Issued and outstanding Series A Preferred Stock	10,000	-0-

Common Stock reserved for issuance upon conversion of Series A Preferred Stock	9,700,000	-0-

Authorized but unissued and unreserved Common Stock	82,200,000	90,000,000

Purposes for Reverse Split and Effects on Common Stock

As shown in the table above, the Reverse Split will trigger the automatic conversion of our Series A Preferred Stock into 9,700,000 shares of the Company’s common stock and increase the total number of issued and outstanding shares of our Common Stock.  The pre-split holders of our common stock will hold 300,000 shares of common stock subsequent to the Reverse Split.  The Reverse Split has been implemented to facilitate the automatic conversion of our Series A Preferred Stock and provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

Unless the Reverse Split is effected, the Company’s capital structure will continue to include a supermajority voting class of preferred stock and our Board of Directors believe that it is in the best interest of the Company to solely have common stock outstanding at this time to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On the Effective Date, 27 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Split.

No fractional shares of post-Reverse Split Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock, will, if they hold a fractional share, a full share of our Common Stock.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, every 27 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

Federal Income Tax Consequences of the Reverse Split

The combination of 27 shares of pre-Reverse Split Common Stock into one share of post-Reverse Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Split Common Stock will be transferred to the post-Reverse Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors, nor the approval by the majority shareholder of the reverse split or the name change provides stockholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under Section 262 of the DGCL, the certificate of incorporation or the bylaws.

Potential Anti-takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The Reverse Split could have an anti-takeover effect because the authorized shares are not being reduced by the reverse stock split, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult then if the authorized shares were also reduced by a reverse stock split. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. However, the Reverse Split has been effected for the primary purpose of facilitating the conversion of the Series A Preferred Stock, as well as to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the remainder of significant amounts of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, the Reverse Split proposal is not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Certificate of Incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.  In addition, our Board of Directors may issue, without further stockholder approval, up to 10,000,000 shares of Preferred Stock, par value $0.0001 per share, in one or more classes or series within a class. Any Preferred Stock issued in the future may rank senior to our Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of February 12, 2010, certain information with respect to the beneficial ownership of our common stock, by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties before and after the 1 for 27 reverse stock split which will occur on the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware which filing will be made no earlier than 20 days after the date the Information Statement on Schedule 14C is first mailed to the our stockholders. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 269 First Huashan Road, Jimo City, Qingdao, Shandong, China. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of February 12, 2010 based upon (i) 8,100,000 shares of common stock outstanding prior to the Reverse Split and 10,000,000  shares of common stock outstanding after the Reverse Split and (ii) 10,000 shares of Series A Preferred Stock outstanding prior to the Reverse Split and 0 shares of Series A Preferred Stock outstanding after the Reverse Split.

Name and Address of Beneficial Owner	Office, If Any	Title of Class Officers and Directors	Amount and Nature of Beneficial Ownership Prior to Reverse Stock Split		Amount and Nature of Beneficial Ownership After Reverse Stock Split	Percent Series A Preferred Stock Prior to Reverse Stock Split	Percent Series A Preferred Stock After Reverse Stock Split	Percent Common Stock Prior to Reverse Stock Split	Percent Common Stock After the Reverse Stock Split	Percent of Combined Voting Power of Common Stock and Series A Preferred Stock (1)

Tao Wang	Chief Executive Officer	Series A Convertible Preferred Stock	6,495	(2)	0	65.0%	0%	-%	-%	63.0%
		Common Stock	0		6,300,000	-	-	0	63.0	-

Joseph Meuse 360 Main Street PO Box 393 Washington, Virginia 22747	Director	Series A Convertible Preferred Stock	873		0	8.7	0	-	-	8.5
		Common Stock	0		846,810	-	-	0	8.5	-

Craig Burton	Director	Common Stock	115,000		4,260	0	0	1.4	*	*

Joseph J. Passalaqua	Director	Common Stock	120,000		4,445	0	0	1.5	*	*

All officers and directors as a group (2 persons named above)		Series A Convertible Preferred Stock	7,368		0	73.7	0	2.9	71.6	71.6
		Common Stock	235,000		7,155,664

		5% Security Holders

Swift Dynamic Limited P.O. Box 957, Offshore Incorporations Centre, Road Town, British Virgin Islands		Series A Convertible Preferred Stock	6,495	(2)	0	65.0	0	-	-	63.0
		Common Stock	0		6,300,000	-	-	0	63.0	-

Greenwich Holdings, LLC (3) 106 Glenwood Drive Liverpool NY 13090		Common Stock	6,792,781	(3)	251,585	0	-	83.9	2.5	2.5

William Luckman 360 Main Street PO Box 393 Washington, Virginia 22747		Series A Convertible Preferred Stock	874		0	8.7	0	-	-	8.5
		Common Stock	0		847,780	-	-	0	8.5	-

* Less than 1%
- N/A
(1) Common Stock shares have one vote per share.  Shares of Series A Convertible Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 970 shares of common stock upon the effectiveness of a planned 1-for-27 reverse split of our outstanding common stock.  Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock based on an assumed post 1-for-27 reverse split basis.

(2) Based on 6,495 shares of Series A Convertible Preferred held by Swift Dynamic Limited, a British Virgin Islands limited company.  Tao Wang serves as Chief Executive Officer and Director of Swift Dynamic Limited.

(3) Based on 6,792,781 shares of Common Stock held by Greenwich Holdings, LLC.  Greenwich Holdings, LLC is a New York limited liability company that is owned by Joseph C. Passalaqua, a resident of Liverpool, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

DATONE, INC.
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That by unanimous written consent of the Board of Directors of Datone, Inc. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Certificate of Incorporation, declaring said amendment to be advisable and requesting a majority of the stockholders of the Corporation to give their consent in writing thereto.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article I of the Certificate of Incorporation of the Corporation be amended and restated to read as follows:

The name of the corporation is “Qingdao Footwear, Inc.”

RESOLVED, that Article IV of the Certificate of Incorporation of the Corporation be amended by adding the following paragraph at the end thereof:

“Effective as of the filing date of this Certificate of Amendment with the Secretary of State of the State of Delaware the outstanding shares of common stock of the Corporation on the basis that 27 of such shares of common stock shall become one (1) share of common stock without changing the par value of the shares of the Corporation (the “Reverse Split”); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Split.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a majority of the stockholders of said corporation gave their consent in writing to the preceding resolutions in lieu of meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed this _____ day of March, 2010.

By:
Tao Wang, Chief Executive Officer